UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-34871	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171-5219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2011, the Board of Directors (the “Board”) of GTSI Corp. (the “Company” or “GTSI”) appointed Sterling Phillips, GTSI’s Chief Executive Officer (“CEO”) and President, to serve as a director on the Board for the remainder of the one year term of Scott W. Friedlander, who voluntarily resigned from GTSI on October 26, 2010 leaving a vacancy on the Board. Mr. Friedlander had been elected by the stockholders at the annual meeting on April 21, 2010, as a Class 2 Director, to serve on the Board for a term of one year or until his successor is duly elected and qualified, subject to his earlier resignation or removal. Mr. Phillips was not named, nor expected to be named, to any committees of the Board as of the date of this disclosure.

Mr. Phillips accepted his appointment as CEO and President by the Board on November 23, 2010, and took such offices on December 1, 2010, filling a position left open since the resignation of Mr. Friedlander. Prior to assuming his current role with GTSI, Mr. Phillips, age 64, had been a venture partner at FirstMark Capital LLC, formerly Pequot Venture. Prior to that, Mr. Phillips served for six years as Chairman and CEO of Analex Corporation, a publicly traded federal professional services firm that was acquired in 2007 by QinetiQ North America. Before serving as Analex’s Chairman and Chief Executive Officer, he was senior vice president of Federal Data Corporation, which is now a part of Northrop Grumman. Mr. Phillips holds a BS in psychology from the University of North Carolina at Chapel Hill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ Peter Whitfield
Peter Whitfield
Chief Financial Officer

Date: January 28, 2011